Exhibit 10.1

WMS INDUSTRIES INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective December 1, 2003

ARTICLE I

INTRODUCTION

     1.1      Name and Purpose. WMS Industries Inc. (the “Company”) hereby establishes the WMS Industries Inc. Nonqualified Deferred Compensation Plan, as set forth herein (the “Plan”), for the benefit of Eligible Individuals. The purpose of the Plan is to provide Eligible Individuals with the opportunity to defer compensation on a pre-tax basis and to receive Company contributions. The Plan is not intended to be “qualified” under section 401(a) of the Code; rather, the Plan is intended to be a deferred compensation plan for non-employee directors and a select group of management and highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Company intends that the Plan (and any grantor trust described in Article VI) shall be treated as unfunded for tax purposes and for purposes of Title I of ERISA. An Employer’s obligations hereunder, if any, to a Participant (or to a Participant’s Beneficiary) shall be unsecured and shall be a mere promise by the Company to make payments hereunder in the future. A Participant (or the Participant’s Beneficiary) shall be treated as a general, unsecured creditor of the Company.

     1.2      Effective Date and Plan Year. The Effective Date of the Plan is December 1, 2003. The Plan will be administered on the basis of a Plan Year. The first Plan Year begins on December 1, 2003 and ends on December 31, 2003. All subsequent Plan Years will be the 12-month period beginning on each January 1 and ending on each December 31.

ARTICLE II

DEFINITIONS

     2.1      “Accounting Date” means each date that the New York Stock Exchange is open for business.

     2.2      “Beneficiary” means any person, entity, or any combination thereof the Participant names in a Participation Agreement as his or her beneficiary to receive benefits under this Plan in the event of the Participant’s death, or in the absence of any such designation, the Participant’s estate. A Participant may amend his or her Participation Agreement to name a new Beneficiary at any time.

     2.3      “Board” means the Board of Directors of the Company.

     2.4      “Cause” means that the Participant has engaged in an act of willful misconduct, gross negligence, fraud or moral turpitude, as determined by the Company in its sole discretion.

     2.5      “Change in Control” means the occurrence of any of the following events: (i) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; (ii) the shareholders of the Company approve any liquidation of the Company or any sale or disposition of 50% or more of the assets of the Company; or (iii) the shareholders of the Company approve any merger or consolidation to which the Company is a party (other than a merger with a wholly-owned subsidiary of the Company) as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation.

     2.6      “Code” means the Internal Revenue Code of 1986, as amended.

     2.7      “Committee” means the Committee appointed by the Board to administer the Plan pursuant to Article VIII.

     2.8      “Company” means WMS Industries Inc., a Delaware corporation, and its successors.

     2.9      “Company Contributions” means the matching and/or profit sharing contributions made by the Company on behalf of a Participant pursuant to Article V.

     2.10      “Compensation” means the total cash compensation paid to a Participant for services rendered to an Employer as an employee (as reported on Form W-2) or as a Director (as reported on Form 1099) for a Plan Year, with any exclusions or inclusions that the Committee may determine in its discretion.

     2.11      “Deferral Account” means the account maintained by the Committee to record a Participants’ accrued benefit under the Plan.

     2.12      “Director” means a non-employee member of the Company’s Board.

     2.13      “Disability” means that a Participant has been determined to be “disabled” under the Company’s long-term disability plan maintained for employees generally; provided, however, that if there is no such plan at the time, the Participant shall be considered “disabled” if he or she is entitled to collect disability benefits from the Social Security Administration.

     2.14      “Earnings” means the amount of earnings or losses credited or debited to each Participant’s Deferral Account pursuant to Section 4.3 of the Plan.

     2.15      “Effective Date” means December 1, 2003.

     2.16      “Eligible Individual” means an Employee or a Director who has been selected to participate in the Plan in accordance with Section 3.1.

     2.17      “Employee” means a management or highly compensated employee of an Employer who is scheduled to receive Compensation of at least $200,000 during a Plan Year (assuming targeted bonuses are earned).

     2.18      “Employer” means the Company and any subsidiary or affiliate of that Company that, with the consent of the Company, adopts the Plan for the benefit of its Eligible Employees.

     2.19      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     2.20      “Participant” means an Eligible Individual who has executed a Participation Agreement.

     2.21      “Participation Agreement” means the agreement executed by an Eligible Individual that includes provisions for the Eligible Individual’s election to defer, the Eligible Individual’s Beneficiary designation, and the Eligible Individual’s investment designation.

     2.22      “Plan Year” means the calendar year.

     2.23      “Qualified Plan” means the WMS Industries Inc. 401(k) Retirement Savings Plan for Non-Union Employees, or its successor.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

     3.1      Eligibility. Before the beginning of each Plan Year, the Committee will designate the Directors and Employees who are eligible to participate in the Plan during such Plan Year. An Eligible Individual’s eligibility to make a deferral to the Plan in any given Plan Year does not guarantee that individual the right to make a deferral in any subsequent Plan Year.

     3.2      Participation and Cessation of Participation. An Eligible Individual for any Plan Year may make a deferral election on a timely basis as described in Section 4.1, and if the Eligible Individual makes such a deferral election, he or she shall become a Participant and shall remain a Participant until he or she has received a distribution of his or her entire Deferral Account. A Participant in the Plan who separates from service with the Company and all of its subsidiaries and affiliates for any reason will cease to be eligible to defer Compensation under this Plan and will become entitled to distributions in accordance with Article VII.

ARTICLE IV

ENROLLMENT AND DEFERRAL ELECTIONS

     4.1      Participant Elections to Defer. Each Eligible Individual who intends to make an election to defer shall indicate on a Participation Agreement that portion of his or her Compensation (if any) that shall be deferred hereunder, in accordance with the following:

(a)      Limits Established By Committee: All deferrals under the Plan shall be subject to limits established from time to time by the Committee in its discretion, including (but not limited to): (i) limitations on the amounts permitted to be deferred; (ii) limitations on the sources and timing and form of deferrals for all or particular Participants; and (iii) other terms and conditions regarding deferrals under the Plan. Any such limits may be set forth in election forms, instructions or other policies established by the Committee, which may be, but need not be, set forth in writing.

(b)      Timing of Elections. No later than December 1 of the preceding Plan Year, an Eligible Individual may make an election to defer a portion of his or her Compensation that otherwise would be payable in the following Plan Year; provided, however, that a deferral election made in the 2003 Plan Year applicable to Compensation payable in the 2004 Plan Year may be made by December 15, 2003. In the event a Director or Employee first becomes an Eligible Individual after the first day of a Plan Year, such Eligible Individual may make an election within thirty (30) days after the date on which he or she first became an Eligible Individual in order to defer Compensation for such Plan Year. An Eligible Individual may make an election to defer by completing a Participation Agreement and filing it with the Committee. An election to defer shall remain in effect only for the Plan Year specified in the Participation Agreement. Once filed, the Participation Agreement is irrevocable, subject only to the one-time redeferral provision of Section 7.2. An election to defer shall only be effective with respect to Compensation earned after the date the Participation Agreement is filed with the Committee.

(c)      Period of Deferral. Each election to defer made by an Eligible Individual shall include an election of the date on which the amount of such deferral (together with Earnings thereon) will be distributed. Such date shall be no earlier than January 1 of the third Plan Year following the Plan Year to which the election to defer relates.

     4.2      Deferral Account. The Committee shall maintain a Deferral Account for each Participant. A Participant’s Deferral Account shall include a subaccount for each deferral made under the Plan and any Company Contributions made to the Participant under Article V of the Plan. Each such subaccount shall reflect: (i) any amount deferred or contributed during a Plan Year, (ii) any amounts distributed during a Plan Year, and (iii) the total Earnings on the Deferral Account described in Section 4.3 for a Plan Year. Deferred Compensation shall be credited to

Participant’s subaccounts as soon as practicable following the date the Compensation would otherwise have been paid to the Participant but for his or her deferral election. A Participant’s Deferral Account shall be nonforfeitable at all times (except as otherwise provided in Section 5.3).

     4.3      Investment of Deferral Account. A Participant may direct the deemed investment of his or her Deferral Account among investment alternatives determined by the Committee from time to time (collectively, the “Measurement Funds”). Investment elections may be changed by the Participant (but only among such Measurement Funds) on such date and in such manner as determined by the Committee in its sole discretion. A Participant’s Deferral Account shall be credited or debited daily based on the performance of each Measurement Fund selected by the Participant, as though (i) the Participant’s Compensation deferrals were invested in the Measurement Fund(s) as of the date that they are credited to the Participant’s Deferral Account; and (ii) any distributions made to the Participant that decrease the Participant’s Deferral Account balance ceased being invested in the Measurement Fund(s) on the date the distribution is made. Thereafter, the Measurement Funds that the Participant elects will be revalued daily based on the value of such funds on that date, and the percentages in which the Participant is invested in each of the Measurement Funds. If the Participant has provided no or insufficient investment directions for any part of his or her Deferral Account, that portion of the Deferral Account shall be invested as determined by the Committee.

     Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Fund(s) are to be used for measurement purposes only, and the allocation of Participant’s Deferral Account to such Measurement Fund(s), and the calculation of amounts to be credited or debited to a Participant’s Deferral Account, shall not be considered or construed in any manner as an actual investment of the Participant’s Deferral Account in any such Measurement Fund(s).

     4.4      Adjustment of Participants’ Deferral Account. As of the close of each Accounting Date, the Committee shall:

(a)      First, charge to the proper Deferral Accounts all payments or distributions made since the last preceding Accounting Date.

(b)      Next, credit each Participant’s Deferral Account with amounts deferred on behalf of the Participant made since the last preceding Accounting Date;

(c)      Next, credit each Participant’s Deferral Account with any Company Contributions made on behalf of the Participant pursuant to Section 5.1 since the last preceding Accounting Date;

(d)      Next, adjust each Participant’s Deferral Account for applicable Earnings since the last preceding Accounting Date.

     4.5      Additional Limitation on Deferral Elections. Notwithstanding anything in this Plan to the contrary, the Committee may limit a Participant’s deferral election if, as a result of any election, a Participant’s Compensation from the Companies would be insufficient to allow the Participant to make all 401(k) deferrals permitted under the Qualified Plan or to cover taxes and withholding applicable to the Participant.

ARTICLE V

COMPANY CONTRIBUTIONS

     5.1      Company Contributions. To the extent a Participant makes an election to defer Compensation, the Company may make a matching contribution to such Participant in such amount and at such time as determined by the Committee. Additionally, the Company may provide a discretionary profit sharing contribution at any time during the Plan Year, to be allocated as determined by the Committee. All contributions made under this Section 5.1 shall be invested in accordance with Section 4.3 of the Plan.

     5.2      Accounting for Company Contributions. Company Contributions on behalf of a Participant will be recorded in a separate subaccount maintained in the Participant’s Deferral Account as of the same date that the underlying deferral is credited to the Participant’s Deferral Account or, in the case of a profit sharing contribution, as of the end of the next payroll period. Such subaccount will be deemed to be invested in accordance with the Participant’s Participation Agreement and will be adjusted from time to time in the same manner as described in Section 4.4.

     5.3      Vesting of Company Contributions. Company Contributions attributable to any Plan Year are nonforfeitable at all times; provided, however, if a Participant is terminated for Cause, his or her subaccount attributable to Company Contributions shall be forfeitable at the election of the Committee.

ARTICLE VI

FUNDING

     6.1      Participants’ Rights Unsecured. The Plan shall at all times be entirely unfunded and, except as provided in the following paragraph, no provision of this Plan shall at any time be made with respect to segregating any assets of the Company or any other Employer for payment of any benefits hereunder. Participants and Beneficiaries shall at all times have the status of general unsecured creditors of the Employers, and neither Participants nor Beneficiaries shall have any rights in or against any specific assets of the Employers. The Plan constitutes a mere promise by the Employers to make benefit payments in the future.

     The Company may establish a reserve of assets to provide funds for the payment of benefits under the Plan. Such reserve may be through a trust account and such reserve shall, at all times, be subject to the claims of general creditors of the Employers and shall otherwise be on such terms and conditions as shall prevent taxation to Participants and Beneficiaries of any amounts held in the reserve or credited to an account prior to the time payments are made. No Participant or Beneficiary shall have any ownership rights in or to any reserve.

ARTICLE VII

TIMING AND FORM OF BENEFIT PAYMENTS

     7.1      Timing of Distribution. The vested portions of a Participant’s Deferral Account shall be distributed as soon as practicable after the earlier of:

(a)      The deferred distribution date indicated on the Participant’s Participation Agreement in accordance with subsection 4.1(c);

(b)      The date that the Participant terminates employment with the Company; and

(c)      The date the Company terminates the Plan.

     7.2      One-time Redeferral Election. No later than one year before a distribution under subsection 7.1(a) is scheduled to occur, a Participant may make a one-time election to defer any portion of such distribution for a period of not less than two years.

     7.3      Form of Distribution. Distributions from the Plan will be made in a lump sum or in a series of periodic annual installments over a period not to exceed 10 years, as elected by the Participant at the time he or she files the Participation Agreement for that Plan Year.

     7.4      Beneficiaries. A Participant may designate his or her primary Beneficiary or Beneficiaries to receive the amounts as provided herein after his or her death in accordance with the Beneficiary Designation provisions of the Participation Agreement. A Participant also may designate his or her contingent Beneficiary or Beneficiaries to receive amounts as provided herein if all primary Beneficiaries predecease the Participant or have ceased to exist on the date of the Participant’s death. Any Beneficiary designation shall apply to the Participant’s entire Account Balance and shall revoke all prior designations. In the absence of such a Beneficiary designation, the Company shall pay any such amount to the Participant’s estate.

     7.5      Unforeseeable Emergency Withdrawals. Notwithstanding any provision of the Plan to the contrary, any portion of a Participant’s Deferral Account not yet distributable under subsection 7.1(a) may be distributed to the Participant upon his or her request if the Participant incurs an unforeseeable emergency. An unforeseeable emergency is a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or his or her spouse or dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Committee in its sole discretion. The amounts distributed pursuant to an unforeseeable emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Withdrawals made pursuant to this paragraph shall be paid as soon as practicable following approval by the Committee.

ARTICLE VIII

ADMINISTRATION

     8.1      Committee. The Plan shall be administered by the Committee, which shall be a committee of one or more persons appointed by the Board from time to time. As of the effective date, the Committee shall be the Compensation Committee of the Board.

     8.2      Committee’s Rights, Duties and Powers. The Committee shall have all the powers necessary and appropriate to discharge its duties under the Plan, which powers shall be exercised in the sole and absolute discretion of the Committee, including, but not limited to, the following:

(a)      To construe and interpret the provisions of the Plan and to make factual determinations thereunder, including the power to determine the rights or eligibility under the Plan and amounts of benefits (if any) under the Plan, and to remedy ambiguities, inconsistencies or omissions, and such determinations by the Committee shall be binding on all parties.

(b)      To adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan and trust agreement, if any.

(c)      To direct the payment of distributions in accordance with the provisions of the Plan.

(d)      To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by the Company) and to delegate to them such powers, rights and duties as the Committee may consider necessary or advisable to carry out administration of the Plan.

(e)      To appoint an investment manager to manage (with power to acquire and dispose of) the assets of the Company that may be used to satisfy benefit obligations under the Plan, and to delegate to any such investment manager all of the powers, authorities and discretions granted to the Committee hereunder or to the trustee of any under Trust established to pay benefits under the Plan.

     8.3      Interested Committee Member. If a member of the Committee is also a Participant in the Plan, the Committee member may not decide or determine any matter or question concerning his or her participation in the Plan, unless such decision or determination could be made by the Committee member under the Plan if the Committee member were not serving within the Committee.

     8.4      Expenses. All costs, charges and expenses reasonably incurred by the Committee will be paid by the Company. No compensation will be paid to a member of the Committee as such.

     8.5      Claims. Claims for benefits under the Plan shall be made in writing to the Committee or its duly authorized delegate. If the Committee or such delegate wholly or partially denies a claim for benefits, the Committee or, if applicable, its delegate shall, within a reasonable period of time, but no later than ninety (90) days after receipt of the claim, notify the claimant in writing or electronically of the adverse benefit determination. Notice of an adverse benefit determination shall be written in a manner calculated to be understood by the claimant and shall contain:

(a)      the specific reason or reasons for the adverse benefit determination,

(b)      a specific reference to the pertinent Plan provisions upon which the adverse benefit determination is based,

(c)      a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary, and

(d)      an explanation of the Plan’s review procedure and the time limits applicable to such procedure including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination.

If the Committee or its delegate determines that an extension of time is necessary for processing the claim, the Committee or its delegate shall notify the claimant in writing of such extension, the special circumstances requiring the extension and the date by which the Committee expects to render the benefit determination. In no event shall the extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. If notice of the denial of a claim is not furnished in accordance with this paragraph (a) within ninety (90) days after the Committee or its duly authorized delegate receives it (or within one hundred and eighty (180) days after such receipt if the Committee or its delegate determines an extension is necessary), the claim shall be deemed denied and the claimant shall be permitted to proceed to the review stage described in paragraph (b) below.

     Within sixty (60) days after the claimant receives the written or electronic notice of an adverse benefit determination, or the date the claim is deemed denied pursuant to paragraph (a) above, or such later time as shall be deemed reasonable in the sole discretion of the Committee taking into account the nature of the benefit subject to the claim and other attendant circumstances, the claimant may file a written request with the Committee that it conduct a full and fair review of the adverse benefit determination, including the holding of a hearing, if deemed necessary by the Committee. In connection with the claimant’s appeal of the adverse benefit determination, the claimant may review pertinent documents and may submit issues and comments in writing. The Committee shall render a decision on the appeal promptly, but not later than sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing, if necessary) require an extension of time for processing, in which case the sixty (60) day period may be extended to one hundred and twenty (120) days. The Committee shall notify the claimant in writing of any such extension, the special circumstances requiring the extension, and the date by which the Committee expects to render the determination on review. The claimant shall be notified of the Committee’s decision in writing or electronically. In the case of an adverse determination, such notice shall:

(a)      include specific reasons for the adverse determination,

(b)      be written in a manner calculated to be understood by the claimant,

(c)      contain specific references to the pertinent Plan provisions upon which the benefit determination is based,

(d)      contain a statement that the claimant is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and

(e)      contain a statement of the claimant’s right to bring an action under section 502(a) of ERISA.

     8.6      Reports. The Committee shall provide the Participant with a statement reflecting the amount of the Participant’s Deferral Account at least quarterly.

     8.7      No Liability. No employee, agent, officer, trustee, member, volunteer or director of the Company shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act be made in good faith.

ARTICLE IX

AMENDMENT AND TERMINATION

     The Company, by action of its Board, may amend, alter, modify or terminate this Plan at any time, provided that no such amendment, alteration, modification or termination shall reduce the balance in any Participant’s Deferral Account in whole or in part.

ARTICLE X

MISCELLANEOUS

     10.1      Non-Assignability of Benefits. Neither any Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. Such amounts shall not be subject to seizure by any creditor of a Participant or any Beneficiary hereunder, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy or insolvency of any Participant or any Beneficiary hereunder. Any such attempted assignment or transfer shall be void and shall terminate the Participant’s participation in this Plan, and the Company then may pay the benefits hereunder as if the Participant had terminated employment.

     10.2      Impact on Other Benefits. Except as otherwise required by the Code or any other applicable law, this Plan and the benefits provided herein are in addition to all other benefits which may be provided by the Company to the Participants from time to time, and shall not reduce, replace or otherwise cause any reduction, in any manner, with regard to any of such other benefits.

     10.3      Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by the Company or any Participant or Beneficiary shall be in writing, and shall be signed by the person or entity giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the principal office of the Company, or if to a Participant or Beneficiary to such individual or entity’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand.

     10.4      Tax Withholding. The Company shall have the right to deduct from all deferrals and payments made under this Plan any federal, state or local taxes required by law to be withheld with respect to such deferrals and payments.

     10.5      Governing Law. This Plan shall be governed by and construed in accordance with the internal laws of the State of Illinois.

     IN WITNESS WHEREOF, the Company has executed and adopted this Plan as of the Effective Date.

WMS INDUSTRIES INC.

By:	/s/ Brian R. Gamache

Name: Brian R. Gamache
Its: President and Chief Executive Officer